EMPLOYMENT AGREEMENT


        This EMPLOYMENT AGREEMENT (the "Agreement"), effective as of January 1, 2000 (the "Effective Date"), is entered into by and between Digital Power Corporation, a California corporation (the "Company"), and Robert O. Smith ("Employee").

                                    RECITALS

        WHEREAS, the Company and Employee entered into that certain "Employment Agreement" dated as of October 1, 1996 (the "Original Employment Agreement"), which Original Employment Agreement had a three-year term commencing on January 1, 1997, and continuing until December 31, 1999, which Original Employment Agreement has now expired; and

        WHEREAS, the Company and Employee now wish to enter into a new Employment Agreement under the terms and conditions set forth herein;

        NOW, THEREFORE, in consideration of the mutual promises and covenants made herein, the parties hereto AGREE AS FOLLOWS:

                                    ARTICLE I
                        EMPLOYMENT AND TERM OF EMPLOYMENT

        1.1. Employment and Term. The Company hereby employs Employee to render full-time services to the Company on an exclusive basis (except Employee may work one day per week from home), upon the terms and conditions set forth below, from the effective date of this Agreement until the employment relationship is terminated in accordance with the provisions of this Agreement. This Agreement shall be for an initial term from the Effective Date until December 31, 2000, and thereafter for an automatically renewable term of one year from January 1st to December 31st of each year, unless terminated earlier as provided for herein (the "Employment Term"). If this Agreement is not renewed by the Company for the subsequent year pursuant to a written notice from the Company to Employee delivered prior to December 1st of the applicable year, such non-renewal will be deemed to be a "Termination without Cause" and Employee shall be entitled to the amounts set forth in Section 4.3 hereof.

        1.2. Acceptance. Employee hereby accepts employment with the Company and agrees to devote his full-time attention and best efforts exclusively to rendering the services described below. The Employee shall accept and follow the direction and authority of the Board of Directors of the Company (the "Board") in the performance of his duties, and shall comply with all existing and future regulations applicable to employees of the Company and to the Company's business.

                                   ARTICLE II
                               DUTIES OF EMPLOYEE

        2.1. General Duties. Employee shall serve as the President and Chief Executive Officer of the Company. In his capacity as President and Chief Executive Officer, Employee shall do and perform all services, acts, or other things necessary or advisable to manage and conduct the business of the Company, including, but not limited to, the supervision, direction, and control of the business and other employees of the Company, subject to the policies and direction of the Board. Employee shall have all powers, duties, and responsibilities necessary to carry out his duties, and such other powers and duties as the Board may prescribe consistent with the Company's articles and bylaws. Employee may work one day per week from his home.

        2.2. Exclusive Services. It is understood and agreed that Employee may not engage in any other business activity during the term of his employment hereunder, whether or not for profit or other remuneration, without the prior written consent of the Company. Further, Employee shall not directly or indirectly acquire any stock or interest in any corporation, partnership, or other business entity that competes, directly or indirectly, with the business of the Company.

        2.3. Reporting Obligations. In connection with the performance of his duties hereunder, unless otherwise instructed by the Company's Board, the Employee shall report directly to the Board.

        2.4. Director. Employee shall also serve as a director of the Company, and shall be nominated as director each year subject to continued approval of the stockholders of the Company as required by law.

                                   ARTICLE III
                      COMPENSATION AND BENEFITS OF EMPLOYEE

        3.1. Annual Base Salary. The Company shall pay the Employee salary for the services to be rendered by him during the term of this Agreement at the rate of two hundred thousand dollars ($200,000) per annum for the period between January 1, 2000 to December 31, 2000, with any difference between the annual base salary and amount actually received by Employee to be temporarily deferred, subject to this provision and Section 4.3 hereof. Thereafter, the Employee's annual base salary shall be as determined by the Company's Compensation Committee, subject to Board approval, on an annual basis, but in no event shall such annual base salary be less than two hundred thousand dollars ($200,000) per annum. Such annual base salary shall be payable in periodic installments in accordance with the terms of the Company's regular payroll practices in effect from time to time during the term of this Agreement, but in no event less frequently than once each month. Any amounts voluntarily deferred by Employee during the term of this Agreement may be paid to Employee from time to time at such times as the Board and Employee agree the Company is financially able to make such payments. All deferred compensation shall accrue simple interest at the rate of six percent (6%) per annum from the date of actual deferment.

        3.2. Bonuses. In addition to the Employee's base salary and other benefits provided to Employee hereunder, Employee shall be eligible to receive bonuses based on Company performance and Employee's attainment of objectives established annually by the Compensation Committee of the Board of Directors.

        3.3. Stock Options. Unless this Agreement has been previously terminated, on the first business day of January of each year during the Employment Term (including on the Effective Date stated above), Employee shall be granted immediately vesting stock options to purchase 100,000 shares of the Company's common stock at an exercise price equal to the lower of (i) the closing price of the common stock as of the first business day of January, or
(ii) the average closing price of the common stock for the first six months of the year. The stock options may be subject to (a) the further terms and conditions set forth in the Company's 1996 Stock Option Plan and 1998 Stock Option Plan, as they may be amended or updated from time to time or other stock option plans that may be adopted, and the Stock Option Agreement required to be executed thereunder, and (b) the Employee's execution of all documents customarily required by the Company to effect the grant of options.

        3.4. Expenses. The Company shall pay or reimburse the Employee for all reasonable, ordinary, and necessary business expenses actually incurred or paid by Employee in the performance of Employee's services under this Agreement in accordance with the expense reimbursement policies of the Company in effect from time to time during the Employment Term, upon presentation of proper expense statements or vouchers or such other written supporting documents as the Company may reasonably require.

        3.5. Vacation. Employee shall be entitled to four (4) weeks paid vacation for each calendar year (prorated for any portion of a year, as applicable), such vacation to accrue at the rate of thirteen and one-third (13.33) hours per month. Notwithstanding anything to the contrary in this Agreement, vacation time shall cease to accrue beyond eight (8) weeks at any given time during the Employment Term.

        3.6. General Employment Benefits. Except where expressly provided for herein, Employee shall be entitled to participate in, and to receive the benefits under, any pension, health, life, accident, and disability insurance plans or programs and any other employee benefit or fringe benefit plans that the Company makes available generally to its employees, as the same may be in effect from time to time during the Employment Term.

        3.7. Indemnification. Consistent with the terms of the Company's articles and bylaws, the Company shall indemnify and hold Employee harmless for any actions taken or decisions made by him in good faith while performing services in his capacity as President and Chief Executive Officer of the Company during the Employment Term.

        3.8. Annual Physical. Employee shall have the right to an annual physical examination at the cost of the Company.

                                   ARTICLE IV
                            TERMINATION OF EMPLOYMENT

        4.1. Termination. This Agreement may be terminated as provided for in this Article IV, or extended by further written agreement of the parties.

        4.2. Termination For Cause. The Company reserves the right to terminate this Agreement for cause upon: (a) Employee's willful and continued failure to substantially perform his duties with the Company (other than such failure resulting from his incapacity due to physical or mental illness) after there is delivered to Employee by the Board, acting reasonably and in good faith, a written demand for substantial performance which sets forth in detail the specific respects in which the Board believes Employee has not performed his duties, and giving Employee not less than thirty (30) days to correct the deficiencies specified in the written notice; (b) Employee's willful engagement in gross misconduct as determined by the Board which is materially and demonstrably injurious to the Company; or (c) Employee's commission of a felony, or an act of fraud against the Company or its affiliates. Upon termination for cause, Employee shall not be entitled to any severance benefits.

        4.3. Termination Without Cause. Notwithstanding anything to the contrary in this Agreement, the Company reserves the right to terminate this Agreement at any time without cause, subject to the express terms and provisions below.

        If Employee is terminated without cause, then on such date (the "Termination Date"), the Employee-Employer relationship will cease and Employee will be entitled to receive in one lump-sum: (a) three times (3X) the Employee's base annual salary for the immediately previous full fiscal year, and (b) any amounts deferred during the term of this Agreement. Employee, at his sole discretion, may be entitled to apply any and all such amounts directly to the exercise price of any stock options then held by him.

        If Employee is terminated without cause, then to the extent not already granted, the remaining options to be granted on the first business day in January of each year during the Employment Term shall be granted as of the Termination Date with an exercise price equal to the lowest closing price of a share of common stock as of (i) the first business day in January; (ii) the Termination Date; or (iii) the average bid price between the period from the first business day in January until the Termination Date provided that the Termination Date is a date less than six (6) months of the Employment Year. Such option shall have an exercise period of ten (10) years from the Termination Date.

        4.4. Voluntary Termination by Employee. Notwithstanding anything to the contrary in this Agreement, Employee may terminate this Agreement at any time upon ninety (90) days written notice to the Company, or upon written notice delivered prior to December 1st if Employee does not intend to renew this Agreement for an additional one-year term. If Employee voluntarily terminates employment, Employee shall not be entitled to any severance benefits, but will be entitled to receive all deferred compensation and any other benefits required by law.

        4.5. Change in Control; Severance. If there is a "change in control" in the Company during the Employment Term, then this Agreement shall be terminated, effective as of the date the change in control. For the purposes of this Section 4.5, a "change in control" shall mean an event involving one transaction or a related series of transactions, in which: (a) the Employer issues securities equal to fifty percent (50%) or more of the issued and outstanding capital stock of the Employer to any individual, firm, partnership, or other entity, including a "group" within the meaning of Section 13 (d)(3) of the Securities Exchange Act of 1934 ("the Exchange Act"); (b) the Employer is acquired in a merger or other business combination in which the Employer is not the surviving corporation; or
(c) fifty percent (50%) or more of the Employer's consolidated assets or earning power are sold or transferred. In the event of a change in control, Employee, upon the effective date of the change in control, shall be paid, in one payment, the sum of six (6) times Employee's annual base salary for the fiscal year preceding the announcement of the change in control. Further, upon a change in control, any option to be issued to Employee will be treated as if there was termination without cause under Section 4.3.

        4.6. Gross-up Payment. If the Employee becomes subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") on "excess parachute payments" as defined in Section 280G of the Code or the Employee incurs any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, being hereinafter collectively referred to as the "Excise Tax"), the Employer shall be obligated to promptly pay to the Employee that amount that is necessary to place the Employee in the same after-tax (taking into account all federal, state, local, and other taxes) financial position that the Employee would have been in if he had not incurred any tax liability under Section 4999 of the Code or otherwise relating to the Excise Tax.

        4.7. Disability. If Employee becomes permanently and totally disabled, this Agreement shall be terminated. Employee shall be deemed permanently and totally disabled if he is unable to engage in the activities required by this Agreement by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than three (3) months. If this Agreement is terminated due to Disability, Options then held as of the date of Disability may be exercised by the Optionee or the Employee's personal representative in whole or in part, at any time within one year after the Disability. In addition, the Company shall purchase disability insurance in an amount such that in the event the Employee is disabled in accordance with this
Section 4.7, the insurance proceeds will be equal to the amount that Employee would have received, net of taxes, under the remaining term of this Employment Agreement.

        4.8. Death. If Employee dies during the term of this Agreement, this Agreement shall be terminated on the last day of the calendar month of his death subject to the express terms and provisions below.

     Upon the death of Employee, all unexercised options which have been granted as of the date of death may be exercised by the designated beneficiary, as provided in Section 6.8 below, the estate, or Employee's personal representative in whole or in part within one year of the date of death. The Company shall provide Employee with life insurance, at Company's expense, in an amount equal to one million dollars ($1,000,000).

        4.9. Effect of Termination. Except as expressly provided for in this Agreement, the termination of employment shall not excuse any obligation that accrued prior to termination, nor shall termination excuse the performance of any obligation which is required to be performed after termination. Any such obligation shall survive the termination of employment and this Agreement.

                                    ARTICLE V
                    COVENANTS AND REPRESENTATIONS OF EMPLOYEE

        5.1. Unfair Competition. Employee acknowledges that he will have access at the highest level to, and the opportunity to acquire knowledge of, the Company's customer lists, customer needs, business plans, trade secrets, and other confidential and proprietary information from which the Company may derive economic or competitive advantage, and that he is entering into the covenants and representations in this Article V in order to preserve the goodwill and going concern value of the Company, and to induce the Company to enter into this Agreement. Employee agrees not to engage in any unfair competition with Company. In addition during the Employment Term and the term of any consulting agreement, if applicable, Employee will not work or assist directly or indirectly with a competitor of Employer.

        5.2. Confidential Information. During the Employment Term and at all times thereafter, the Employee agrees to keep secret and to retain in the strictest confidence all confidential matters which relate to the Company or its "affiliate" (as that term is defined in the Exchange Act), which are of a specific nature to the Company's business and not generic skills or knowledge of Employer, and which may include, but not necessarily be limited to, customer lists, client lists, trade secrets, pricing lists, business plans, financial projections and reports, business strategies, internal operating procedures, and other confidential business information from which the Company derives an economic or competitive advantage, or from which the Company might derive such advantage in its business, whether or not labeled "secret" or "confidential."

        5.3. Non-Solicitation of Customers. During the Employment Term, the Employee will have access to confidential records and data pertaining to the Company's customers, their needs, and the relationship between the Company and its customers. Such information is considered secret and is disclosed during the Employment Term in confidence. Accordingly, during the later of the end of the Employment Term and one year thereafter or during a consulting agreement, if applicable, the Employee and any entity controlled by him or with which he is associated (as the terms "control" and "associate" are defined in the Exchange
Act) shall not, directly or indirectly (i) solicit for a competitive purpose, interfere with, induce or entice away any person or entity that is or was a client, customer or agent of the Company or its affiliate (as the term "affiliate" is defined in the Exchange Act), or (ii) in any manner persuade or attempt to persuade any such person or entity (A) to discontinue its business relationship with the Company or its affiliate, or (B) to enter into a business relationship with any other entity or person the loss of which the Employee should reasonably anticipate would be detrimental to the Company or its affiliate in any respect.

        5.4. Non-Solicitation of Employees. The Employee and any entity controlled by him or with which he is associated (as the terms "control" and "associate" are defined in the Exchange Act shall not, during later of the end of the Employment Term and for one (1) year thereafter or end of the consulting agreement, if applicable, directly or indirectly solicit, interfere with, hire, offer to hire or induce any person who is or was an officer or employee of the Company or any affiliate (as the term "affiliate" is defined in the Exchange
Act) (other than secretarial personnel) to discontinue his relationship with the Company, or affiliate of the Company, in order to accept employment by, or enter into a business relationship with, any other entity or person. (These acts are hereinafter referred to as the "prohibited acts of solicitation.") The foregoing restriction, however, shall not apply to any business with which Employee may become associated after the Employment Term so long as the prohibited acts of solicitation taken by such business are not as a result of the active participation or involvement, direct or indirect, by the Employee.

        5.5. Return of Property. Upon termination of employment, and at the request of the Company otherwise, the Employee agrees to promptly deliver to the Company all Company or affiliate memoranda, notes, records, reports, manuals, drawings, designs, computer files in any media, and other documents (including extracts and copies thereof) relating to the Company or its affiliate, and all other property of the Company.

        5.6. Inventions. All processes, inventions, patents, copyrights, trademarks, and other intangible rights that may be conceived or developed by the Employee, either alone or with others, during the Employment Term and consulting agreement, if applicable, whether or not conceived or developed during Employee's working hours, and which are related to the Company's business, shall be the sole property of the Company. Employee shall execute all documents, including patent applications and assignments, required by the Company to establish the Company's rights under this provision.

        5.7. Representations. The Employee represents and warrants to the Company that he has full power to enter into this Agreement and perform his duties hereunder, and that his execution and delivery of this Agreement and the performance of his duties shall not result in a breach of, or constitute a default under, any agreement or understanding, whether oral or written, including, without limitation, any restrictive covenant or confidentiality agreement, to which he is a party or by which he may be bound.

                                   ARTICLE VI
                            MISCELLANEOUS PROVISIONS

        6.1. Notices. All notices to be given by either party to the other shall be in writing and may be transmitted by personal delivery, facsimile transmission, overnight courier or mail, registered or certified, postage prepaid with return receipt requested; provided, however, that notices of change of address or telex or facsimile number shall be effective only upon actual receipt by the other party. Notices shall be delivered at the following addresses, unless changed as provided for herein.

        To the Employee:           Robert O. Smith
                                   5148 Felter Road
                                   San Jose, CA  95132

        To the Company:            Attention: Secretary
                                   Digital Power Corporation
                                   41920 Christy Street
                                   Fremont, CA  94538-3158

        6.2. No Assignment. This Agreement, and the rights and obligations of the parties, may not be assigned by either party without the prior written consent of the other party.

        6.3. Applicable Law. This Agreement and the relationships of the parties in connection with the subject matter of this Agreement shall be governed by, and construed under, the laws of the State of California.

        6.4. Entire Agreement. This Agreement supersedes any and all other agreements or understandings of the parties, either oral or written, with respect to this employment of Employee by the Company, and contains the complete and final agreement and understanding of the parties with respect thereto. Employee acknowledges that no representation, inducements, promises, or agreements, oral or otherwise, have been made by the Company or any of its officers, directors, employees or agents, which are not expressed herein, and that no other agreement shall be valid or binding on the Company.

        6.5. Withholding Taxes. All amounts payable under this Agreement, whether such payment is to be made in cash or other property, including, without limitation, stock of the Company, may be subject to withholding for Federal, state, and local income taxes, employment and payroll taxes, and other legally required withholding taxes and contributions to the extent appropriate in the determination of the Company, and the Employee agrees to report all such amounts as ordinary income on his personal income tax returns and for all other purposes, as called for.

        At the election of Employee, Employee shall have the right to sell to the Company any vested stock options (at the then fair market value of the common stock less the exercise price) in order to meet any withholding requirements or pay income taxes on income related to such options.

        6.6.  Severability.  If any  provision  of this  Agreement is held to be invalid or unenforceable by any judgment of a tribunal of competent jurisdiction, the remaining provisions and terms of this Agreement shall not be affected by such judgment, and this Agreement shall be carried out as nearly as possible according to its original terms and intent and, to the full extent permitted by law, any provision or restrictions found to be invalid shall be amended with such modifications as may be necessary to cure such invalidity, and such restrictions shall apply as so modified, or if such provisions cannot be amended, they shall be deemed severable from the remaining provisions and the remaining provisions shall be fully enforceable in accordance with law.

        6.7. Effect of Waiver. The failure of either party to insist on strict compliance with any provision of this Agreement by the other party shall not be deemed a waiver of such provision or a relinquishment of any right thereunder, nor shall it affect the validity of this Agreement nor prevent enforcement of such provision or any similar provision, at any time.

        6.8. Designation of Beneficiary. If the Employee shall die before receipt of all payments and benefits to which he is entitled under this Agreement, payment of such amounts or benefits in the manner provided herein shall be made to such beneficiary as he shall have designated in a writing that is filed with the Secretary of the Company or, in the absence of such designation, to his estate or personal representative.

        6.9. Arbitration. Any controversy between Employer and Employee involving the construction or application of any of the terms, provisions, or conditions of this Agreement shall be submitted to arbitration. Arbitration shall comply with and be governed by the provisions of the American Arbitration Association.

        6.10. Attorneys Fees. In the event of any litigation arising out of this Agreement, or the parties' performance as outlined herein, the prevailing party shall be entitled to an award of costs, including an award of reasonable attorney's fees.


        6.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which when taken together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                                    EMPLOYER

                                    DIGITAL POWER CORPORATION,
                                    A California Corporation


                               By:  ____________________________________
                                    Scott C. McDonald, as Director and Member
                                    of Compensation Committee on behalf of the
                                    Company


                               By:  ____________________________________
                                    Thomas W. O'Neil, Jr., as Director and
                                    Member of Compensation Committee on
                                    behalf of the Company

                                    EMPLOYEE


                               By:  ____________________________________
                                    Robert O. Smith,
                                    President and Chief Executive Officer